UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 31, 2012

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH		44301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In replacement of the employment agreement that terminates on August 31, 2012 between Myers Industries, Inc. (the “Company”) and David Knowles, the Company’s Chief Operating Officer, on August 31, 2012, the Board of Directors of the Company approved a severance agreement between the Company and Mr. Knowles (the “Severance Agreement”). The Severance Agreement is effective as of September 1, 2012. Effective September 1, 2012, Mr. Knowles’s employment by the Company is employment-at-will. Mr. Knowles is being granted 75,000 shares of restricted stock in connection with entering into the Severance Agreement. The 75,000 shares of restricted stock will vest on December 31, 2015, if the Company’s stock price on that date exceeds the Company’s stock price on the grant date of the restricted stock.

The Severance Agreement provides that if Mr. Knowles is terminated by the Company other than for cause or disability or if Mr. Knowles terminates for good reason, then he is entitled to payment of: (1) one times his annual base salary as in effect on the termination date in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) one times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date, within thirty (30) days after such termination; (3) the cost of premiums for continued medical coverage for one year; (4) continuation for one year of long-term disability protection (5) continuation for one year of any life insurance protection being provided to Mr. Knowles prior to termination; (6) an automobile allowance for one year; and (7) outplacement services for one year.

In addition, the Severance Agreement provides that in the event of Mr. Knowles’s death or disability or upon Mr. Knowles’s termination by the Company other than for cause or if he terminates for good reason, all of Mr. Knowles’s outstanding stock options and restricted stock awards will become vested and such options are fully exercisable for a period of 12 months after the termination date.

The Severance Agreement provides that upon Mr. Knowles’s termination by the Company following a change in control, Mr. Knowles is entitled to payment of: (1) one and one-half (1 1/2) times his annual base salary as in effect on the termination date within thirty (30) days after such termination; and (2) an amount equal to the sum of (A) one and one-half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period plus (B) any accrued annual bonus earned in the prior year but unpaid at the termination date within thirty (30) days after such termination. In addition, all of Mr. Knowles’s outstanding stock options and restricted stock awards will become vested and such options are fully exercisable until the termination of such options pursuant to their terms.

Mr. Knowles is also subject to a three year non-compete agreement.

The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Severance Agreement between Myers Industries, Inc. and David B. Knowles, dated August 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

DATE: August 31, 2012	By:	/s/ John C. Orr
President and Chief Executive Officer